Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Local Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Local Corporation (the “Company”, formerly Local.com Corporation) pertaining to the 2013 Employee Stock Purchase Plan, of our report dated March 15, 2012, except for Note 3 as to which the date is April 2, 2013, relating to the Company’s financial statements and financial statement schedule of the Company, which report includes an explanatory paragraph regarding the retrospective adjustment to reflect discontinued operations, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

            /s/ HASKELL & WHITE LLP

Irvine, California

September 19, 2013